Exhibit 99.1

Modiv Announces Initiation of Equity Analyst Coverage by Ladenburg Thalmann with a “Buy” Recommendation

NEWPORT BEACH, CA, November 11, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate properties, today announced that Ladenburg Thalmann & Co. initiated coverage on the Company with a “Buy” recommendation. Modiv now has five independent equity research analysts covering the company, all five with “Buy” recommendations, and an upside potential from our current share price to the consensus target price of over 90%.

“We are grateful to see additional independent institutional research analyst coverage and the positive affirmation of our Company,” said Aaron Halfacre, Chief Executive Officer. “Our team continues to make progress transforming our portfolio into industrial manufacturing properties while selling non-core properties. We think that industrial manufacturing real estate will prove to be a bright spot for investors looking to capitalize on the emerging trend of U.S. industrials reshoring their manufacturing operations in the face of global supply chain and geopolitical issues. Modiv not only offers a differentiated investment thesis but also provides investors with a stable monthly dividend, currently priced at an attractive double- digit yield, and a share price with tremendous upside opportunity.”

Copies of the full analyst report can be obtained directly from Ladenburg Thalmann. All reports on Modiv prepared by analysts represent the views of such analysts and are not necessarily those of Modiv. Modiv is not responsible for the content, accuracy or timelines provided by analysts. Modiv does not expressly or by implication warrant or assume any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, assumption, data, forecast, estimate or projection contained in the reports or industry notes provided by analysts, and the dissemination of such reports or industry notes does not necessarily constitute or imply the Company’s endorsement or recommendation.

About Modiv

Modiv Inc. is an internally managed REIT that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends. As of September 30, 2022, Modiv had a $545 million real estate portfolio (based on estimated fair value) comprised of 3.2 million square feet of aggregate leasable area. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248